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                                  EXHIBIT 10(k)

                  SEPARATION AGREEMENT BETWEEN THE COMPANY
                  AND GERALD A. WALL DATED DECEMBER 4, 1996


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                             SEPARATION AGREEMENT

          This Separation Agreement ("Agreement") is made and entered into by and between Gerald A. Wall ("Wall") and Digi International Inc. (the "Company") on the dates set forth below.

          WHEREAS, Wall has been employed by the Company since August 1989; and

          WHEREAS, the Company and Wall have agreed that it was in their mutual interests that Wall resign as Vice President, Chief Financial Officer and Treasurer ("CFO") as of September 30, 1996; and

          WHEREAS, Wall was replaced as CFO on October 1, 1996; and

          WHEREAS, Wall ceased to be an officer of the Company as of September 30, 1996; and

          WHEREAS, Wall's employment relationship with the Company will terminate in accordance with the provisions of this Agreement; and

          WHEREAS, the parties are attempting to conclude their employment relationship amicably, but mutually recognize that any significant employment relationship may give rise to potential claims or liabilities; and

          WHEREAS, Wall and the Company expressly deny that they may be liable to each other on any basis or that they have engaged in any improper or unlawful conduct or wrongdoing against each other; and

          WHEREAS, Wall and the Company desire to resolve all issues potentially in dispute between them; and

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          WHEREAS, Wall and the Company have agreed to a full settlement of all issues potentially in dispute between them;

          NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the General Release referred to below, the parties agree as follows:

         1. RELEASE OF CLAIMS BY WALL. At the same time Wall executes this Agreement, he also will execute a General Release, in the form attached to this Agreement as Exhibit A, in favor of the Company, its insurers, subsidiaries, divisions, joint venture partners, committees, directors, officers, employees, agents, predecessors, successors, and assigns (the "General Release"). Wall will re-execute the General Release as of the later of June 30, 1997 or the date upon which the last payment will be made to Wall under this Agreement as set forth in paragraph 4 of this Agreement (the "Termination Date"). This Agreement will not be interpreted or construed to limit in any manner the General Release. The existence of any dispute respecting the interpretation of this Agreement will not nullify or otherwise affect the validity or enforceability of the General Release.

         2. RESIGNATIONS BY WALL. Wall hereby acknowledges that as of September 30, 1996 he resigned as an officer of the Company and as an officer and/or director of any of the Company's subsidiaries or affiliates.

         3. SALARY AND VACATION PAY. The Company has paid Wall his base salary and for any earned and accrued vacation pay, less all applicable payroll withholding, through November 15, 1996. Such amounts fully compensate Wall for all his earned and accrued vacation pay.


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         4.  ADDITIONAL PAYMENTS.  Provided that (i) Wall has not rescinded this Agreement or the General Release within the applicable rescission period, (ii) the Company has received written confirmation from Wall, in the form attached to this Agreement as Exhibit B, dated not earlier than the day after the expiration of the applicable rescission period, that Wall has not rescinded and will not rescind this Agreement or the General Release, and
(iii) Wall has not breached his obligations pursuant to this Agreement or the General Release, then the Company will pay Wall $74,712.00 in 15 equal bi-weekly installments of $4,981.00, less all applicable payroll withholding. Such amount will be paid to Wall commencing on the Company's first regular payroll date after the expiration of the applicable rescission period and ending on the date upon which the last payment is made to Wall under this Agreement. Each installment payment will be directly deposited into Wall's bank account in accordance with past practice.

         5. STOCK OPTIONS. The Company will accelerate the exercisability of all unvested options to purchase shares of the Company's stock held by Wall, which acceleration will be deemed to have occurred immediately prior to the termination of his employment. Assuming that Mr. Wall remains continuously employed by the Company through the Termination Date, such options must be exercised on or before three months after the Termination Date, in accordance with the terms of the Company's Stock Option Plan and applicable stock option agreements between Wall and the Company, at which time all unexercised options held by Wall will lapse. Wall understands that he will be solely responsible for the tax consequences of the exercise of his options, and he acknowledges that he is not relying on any representations by the Company regarding such tax consequences.


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         6.  WALL'S CONSULTANT RELATIONSHIP WITH THE COMPANY.  Until the
Termination Date, Wall will serve as a consultant to the Company during regular business hours for reasonable amounts of time, and he will complete in a timely fashion work suitable to his skills and abilities that will be assigned to him from time to time by the Company's Chief Executive Officer ("CEO"), CFO or the Audit Committee of the Company's Board of Directors.

         7. INSURANCE CONTINUATION. Wall's current group medical and life insurance coverages will remain in effect until the Termination Date. Thereafter, Wall will be entitled to continue his group medical and life insurance under such terms as are made available to similarly situated former employees of the Company, provided that Wall pays the entire cost of such insurance as provided by law.

         8. SAVINGS AND PROFIT SHARING PLAN. Wall is a participant in the Company's 401-K Savings and Profit Sharing Plan (the "Plan"). Wall acknowledges that no further salary reduction contributions will be made to the Plan from his compensation after November 15, 1996, and that he will not be eligible for any matching or profit sharing contributions to the Plan for 1996. Wall will continue to be a participant in the Plan in accordance with the terms and conditions set forth in the Plan. Wall will be entitled to begin receiving benefits from his Plan account or to roll-over the amount in his account at the times and under the terms and conditions set forth in the Plan.

         9. EMPLOYEE BENEFITS. Except as expressly provided in this Agreement, Wall will not be eligible to participate in any of the Company's employee benefit plans after November 15, 1996.


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        10.  REFERENCES.  The Company will provide Wall with a letter of reference in the form attached to this Agreement as Exhibit C promptly after the expiration of the applicable rescission period. It is Wall's responsibility to direct or cause to be directed all future official requests for references concerning him to the Chief Executive Officer or the Director of Human Resources of the Company. The Chief Executive Officer or the Director of Human Resources of the Company will respond to all future official reference requests concerning Wall by confirming the dates of his employment, identifying the positions he held, and, upon Wall's request, confirming his final salary while he worked at the Company.

        11.  NON-DISCLOSURE AGREEMENT.

               A. TRADE SECRETS AND CONFIDENTIAL INFORMATION. Wall will not disclose to any person, other than an officer of the Company, any trade secrets of the Company. Wall will not, without the written consent of the Company, disclose to any person, other than an employee of the Company or any of its subsidiaries, except where such disclosure may be required by law, any confidential information obtained by him while in the employ of the Company with respect to any of the Company's products, technology, know-how, services, customers, methods, or future plans, all of which Wall acknowledges are valuable, special, and unique assets the disclosure of which Wall acknowledges may be materially damaging to the Company. Wall acknowledges that the Company's remedy at law for any breach or threatened breach by him of this subparagraph will be inadequate. Therefore, the Company will be entitled to injunctive and other equitable relief restraining Wall from violating the provisions of this subparagraph, in addition to any other remedies that may be available to the Company under this Agreement or applicable law.


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               B.   SCOPE OF RESTRICTIONS.  The parties intend that, if any
court of competent jurisdiction holds that any restriction in subparagraph 10.a. exceeds the limit of restrictions that are enforceable under applicable law, then the restriction will nevertheless apply to the maximum extent that is enforceable under applicable law.

        12. FUTURE EMPLOYMENT. Except for Wall's consultant relationship with the Company as provided for in paragraph 5 of this Agreement, Wall will not apply for or seek re-employment at any time in the future with the Company. Wall also will not apply for or seek employment at any time in the future with any of the Company's present or future subsidiaries.

        13. RECORDS, DOCUMENTS, AND PROPERTY. Wall acknowledges that he has returned to the Company all records, correspondence, documents, financial data, plans, computer disks, computer tapes, keys, credit cards, and other tangible property in his possession belonging to the Company.

        14.  MUTUAL CONFIDENTIALITY.

               A. GENERAL STANDARD. It is the intent of the parties that the terms of Wall's separation from the Company, including the provisions of this Agreement and General Release (collectively "Confidential Separation Information"), will be forever treated as confidential. Accordingly, Wall and the Company will not disclose Confidential Separation Information to anyone at any time, except as provided in subparagraph 14.b.


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               B.   EXCEPTIONS.

                    I. It will not be a violation of this Agreement for Wall to disclose Confidential Separation Information to his immediate family, his attorneys, his accountants or tax advisors, or any federal or state tax authority, or as may be required by law.

                    II. It will not be a violation of this Agreement for Wall to disclose to employers and/or prospective employers that he is constrained from disclosing trade secrets or confidential information as a result of the terms of subparagraph 10.a. of this Agreement.

                    III. It will not be a violation of this Agreement for the Company to disclose Confidential Separation Information to its auditors, its attorneys, and its employees and agents who have a legitimate reason to obtain the Confidential Separation Information in the course of performing their duties or responsibilities for the Company, or as may be required by law, including all applicable securities laws.

                    IV. If Wall or a senior executive officer of the Company is asked by any person about any matters related to the termination of Wall's employment, it will not be a violation of this Agreement to say in response only that "all matters relating to Wall's separation from the Company were amicably and satisfactorily resolved" and/or that Wall and the Company have "agreed not to discuss Wall's separation from the Company."

        15. NON-DISPARAGEMENT. Wall will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the reputation or character of its directors, officers, employees, or agents. The Company will not disparage, defame, or besmirch the reputation, character, or image of Wall.


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        16.  CLAIMS INVOLVING THE COMPANY.  Wall will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its subsidiaries or divisions, or any of its or their directors, officers, employees, or agents, nor will Wall voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its subsidiaries or divisions, or any of its or their directors, officers, employees, or agents; provided, however, that this paragraph will not be interpreted or construed to prevent Wall from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings involving the Company, any of its subsidiaries or divisions, or any of its or their directors, officers, employees, or agents.

        17. INDEMNIFICATION. Notwithstanding Wall's separation from the Company, with respect to events that occurred during his tenure as an employee or officer of the Company, Wall will be entitled, as a former employee or officer of the Company, to the same rights as are afforded to senior executive officers of the Company now or in the future, to indemnification and advancement of expenses provided in the charter documents of the Company, under applicable law, and under the Company's indemnification agreement with Wall, and to coverage and a legal defense under any applicable general liability and/or directors' and officers' liability insurance policies maintained by the Company.

        18. WALL REPRESENTATION. Wall represents that, during the entire period that he was an employee or officer of the Company, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was


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in the best interests of the Company.  The parties intend that the terms used in this paragraph will have the same meaning as the same terms used in
Section 145 of the Delaware General Corporation Law.

        19. COMPANY REPRESENTATION. The Company represents that, at the time it executes this Agreement, the members of its Board of Directors and its senior executive officers are not aware of the existence of any facts upon which any claim or cause of action could be asserted against Wall.

        20. TIME TO CONSIDER AGREEMENT. Wall understands that he may take at least 21 calendar days to decide whether to sign this Agreement and the General Release, which 21-day period will commence on the date on which Wall first receives copies of this Agreement and the General Release for review. Wall represents that if he signs this Agreement and the General Release before the expiration of the 21-day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the General Release.

        21. RIGHT TO RESCIND OR REVOKE. Wall understands that he has the right to rescind or revoke this Agreement and the General Release for any reason within 15 calendar days after he signs them. Wall understands that this Agreement and the General Release will not become effective or enforceable unless and until he has not rescinded this Agreement and the General Release and the applicable rescission period has expired. Wall understands that if he wishes to rescind, the rescission must be in writing and hand-delivered or mailed to the Company. If hand-delivered, the rescission must be: (a) addressed to Ervin F. Kamm, Jr., Chief Executive Officer, Digi International Inc., 11011 Bren Road East, Minnetonka, MN


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55343  and  (b) delivered to Ervin F. Kamm, Jr. within the 15-day period.  If mailed, the rescission must be: (a) postmarked within the 15-day period; (b) addressed to Ervin F. Kamm, Jr., Chief Executive Officer, Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343 and (c) sent by certified mail, return receipt requested. Whether hand-delivered or mailed, Wall will, in addition, simultaneously provide a copy of his rescission to the Company's Director of Human Resources, at the address of the Company listed in this paragraph.

        22. WALL'S DUTY TO INFORM COMPANY OF DECISION TO REVOKE. If Wall decides to rescind or revoke this Agreement and the General Release by mail, as provided for in paragraph 21, he will inform Chief Executive Officer Ervin
F. Kamm, Jr. of his decision by telephone before 5:00 p.m. on the 15th day of the rescission period.

        23. FULL COMPENSATION. Wall understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Wall for and extinguish any and all of the claims Wall is releasing in the General Release, including, but not limited to, his claims for attorneys' fees, costs, and disbursements, and any and all claims for any type of equitable or legal relief.

        24. NO ADMISSION OF WRONGDOING. Wall understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any improper or unlawful conduct or wrongdoing against Wall. Wall will not characterize this Agreement or the payment of any money or the giving of other consideration in accordance with this


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Agreement as an admission that the Company has engaged in any improper or unlawful conduct or wrongdoing against him.

        25. AUTHORITY. Wall represents that he has the authority to enter into this Agreement and the General Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the General Release have been assigned to any person or entity not a party to this Agreement.

        26. REPRESENTATION. Wall acknowledges that he has had a full opportunity to consult with his own attorney in this matter, that he has had a full opportunity to consider this Agreement and the General Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement and the General Release, or the settlement of his claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the General Release, and the Plan.

        27. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, but will not be assignable by either party without the prior written consent of the other party.

        28. INVALIDITY. In the event that any provision of this Agreement or the General Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement or the General Release, and the


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remaining provisions of this Agreement and the General Release will continue to be valid and enforceable, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid and enforceable.

        29. ENTIRE AGREEMENT. Before executing this Agreement, the parties had several discussions, including negotiations, and generated certain documents, in which the parties discussed the matters that are the subject of this Agreement and the General Release. In such discussions and documents, the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties' judgments, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the General Release, the Plan, and the parties' indemnification agreement are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement, the General Release, the Plan, or the parties' indemnification agreement are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.

        30. HEADINGS. The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.


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        31.  COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        32. GOVERNING LAW. This Agreement and the General Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement or the General Release will be governed by, the laws of Minnesota.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated at their respective signatures below.

Dated:  November 21, 1996.              /s/   Gerald A. Wall
                                        --------------------------------
                                              GERALD A. WALL


Dated:  December 4, 1996.               DIGI INTERNATIONAL INC.


                                        By: /s/  Ervin F. Kamm, Jr.
                                           -----------------------------
                                                 Ervin F. Kamm, Jr.
                                        Its: President and Chief Executive
                                             Officer






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